UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 1, 2013

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Not Applicable	033-80655	06-1436334
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 862-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On November 1, 2013, the Mohegan Tribal Gaming Authority (the “Authority”), a government instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally-recognized Indian tribe and Native American sovereign nation (the “Tribe”), entered into an amendment (the “Amendment”) to its Loan Agreement, dated as of March 6, 2012 (the “Loan Agreement”), among the Tribe, the Authority, each lender from time to time party thereto and Wells Fargo Gaming Capital, LLC, as Administrative Agent. The Amendment amends the Loan Agreement to permit prepayment of all or part of the term loans outstanding thereunder prior to March 6, 2014, the first date on which prepayment was previously permitted thereunder, at a customary “make-whole” premium based on the treasury rate plus 50 basis points.

The foregoing description of certain provisions of the Amendment is qualified in its entirety by reference to the full text of such amendment, which is filed as Exhibit 10.1 hereto.

Section 8 – Other Events

Item 8.01 Other Events.

On November 4, 2013, the Authority issued a press release announcing that it has commenced a tender offer to purchase for cash any and all of its 11.5% Second Lien Senior Secured Notes due 2017. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed as part of this report:

10.1	Amendment, dated November 1, 2013, to the Loan Agreement, dated as of March 6, 2012, between the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut, the Lenders named therein and Wells Fargo Gaming Capital, LLC, as Administrative Agent.

99.1	Press Release of the Mohegan Tribal Gaming Authority, dated November 4, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: November 6, 2013	By:	/s/ Kevin P. Brown
Kevin P. Brown
Chairman, Management Board

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